Exhibit 99.1

News Release
Investor Contact
Ken Diptee
Executive Director, IR
Dine Brands Global, Inc.
Ken.diptee@dinebrands.com

Media Contact
Susan Nelson
Vice President, Communications
Dine Brands Global, Inc.
Susan.Nelson@applebees.com

General Counsel Bryan R. Adel Retires from Dine Brands Global, Inc.,

Christine K. Son Appointed As Successor

GLENDALE, Calif., March 17, 2021 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar® and IHOP® restaurants, today announced that Bryan R. Adel, Senior Vice President, Legal, General Counsel and Secretary has decided to retire from Dine Brands Global, Inc. effective April 23, 2021.

Since joining Dine Brands over 10 years ago, Bryan has been an instrumental leader, delivering outstanding legal and business results, and providing significant leadership through the recent pandemic. In addition to building a first-rate legal function, Bryan also led the Risk Management, Quality Assurance, Franchise Administration, Cybersecurity, Communications, Government Relations, and Internal Audit departments.

“As a leader of character and integrity, Bryan has served as a trusted advisor to the Board of Directors, and I cannot thank him enough for his extraordinary contributions and strategic counsel over the years,” stated Richard J. Dahl, Chairman of the Board of Directors.

Christine K. Son, currently Vice President, Deputy General Counsel, has been promoted to Senior Vice President, Legal, General Counsel and Secretary effective April 23, 2021. In addition to Legal, Christine will oversee Risk Management, Franchise Administration, Government Relations and Internal Audit.

“Christine has a long and successful track record with the company, working with both the IHOP and Applebee’s leadership teams. Christine is an accomplished attorney with a keen knowledge of and focus on the business; she will be an outstanding General Counsel. Bryan and Christine have been great partners. We appreciate the leadership Bryan has provided over the last 10 years at Dine as our General Counsel and we look forward to a smooth transition with Christine in her new role,” commented John Peyton, Chief Executive Officer.

About Dine Brands Global, Inc.

Based in Glendale, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries, franchises restaurants under both the Applebee’s Neighborhood Grill + Bar and IHOP brands. With approximately 3,500 restaurants combined in 17 countries and approximately 350 franchisees, Dine Brands is one of the largest full-service restaurant companies in the world. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

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